Exhibit 99.2

FOR IMMEDIATE RELEASE

R.G. Barry Corporation Enters into Non-Disclosure and Standstill Agreement with Mill Road Capital Management LLC

Mill Road to Conduct Due Diligence

PICKERINGTON, Ohio – December 16, 2013 – R. G. Barry Corporation (Nasdaq: DFZ), today reported that it has entered into a Non-Disclosure and Standstill Agreement with Mill Road Capital Management LLC (Mill Road). This follows the decision of the R.G. Barry Board of Directors to proceed with the due diligence request of Mill Road for its previously announced unsolicited and non-binding proposal to acquire the Company.

The Board of Directors cautions the Company’s shareholders that the Board has not made any decision with respect to the Mill Road proposal and there can be no assurance that any definitive offer will be made, that any definitive agreement will be executed or that the proposed transaction or any other transaction will be approved or consummated.

The Company does not undertake any obligation to provide any updates with respect to the matters that are the subject of this press release, except as required under applicable law.

R.G. Barry is being advised by Peter J. Solomon Company, L.P. and Vorys, Sater, Seymour and Pease LLP.

Cautionary Statement concerning Forward Looking Statements

Statements in this press release that are not descriptions of historical facts may be “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will”, “should”, “expects”, “anticipates”, “future”, “intends”, “plans”, “projects”, “predicts”, “believes”, “estimates”, “forecasts”, “may” and similar statements. The Company may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements, by their nature, involve risks, uncertainties and other factors that could cause actual results to differ materially from those contained in any such statements. Potential risks and uncertainties include, but are not limited to, risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission at www.sec.gov. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

About RG Barry

RG Barry develops accessories brands that provide fashionable, solution-oriented products for a great life. Our primary brands include: Dearfoams slippers dearfoams.com; baggallini handbags, totes and travel accessories baggallini.com; and Foot Petals premium insoles and comfort products footpetals.com. To learn more, visit us at rgbarry.com.

13405 Yarmouth Road NW, Pickerington OH 43147 / 614.864.6400 — 800.848.7560 / rgbarry.com

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Contacts:	Roy Youst, RG Barry Investor Relations — 614.729.7200 — ryoust@rgbarry.com José G. Ibarra, Senior VP Finance/CFO — 614.864.6400 — jibarra@rgbarry.com

13405 Yarmouth Road NW, Pickerington OH 43147 / 614.864.6400 — 800.848.7560 / rgbarry.com